As filed with the Securities and Exchange Commission on May 20, 2004.
Registration No. 333-113162

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO
Form S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Alnylam Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	2834	77-0602661
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

300 Third Street

Cambridge, Massachusetts 02142
(617) 551-8200
(Address Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John M. Maraganore, Ph.D.

President and Chief Executive Officer
Alnylam Pharmaceuticals, Inc.
300 Third Street
Cambridge, Massachusetts 02142
(617) 551-8200
(Name, Address Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Steven D. Singer, Esq. Peter N. Handrinos, Esq. Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000	Danielle Carbone, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-4000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

      This Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-113162) is being filed solely for the purpose of filing exhibits, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution.

      The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by Alnylam. All amounts are estimates, other than the SEC registration fee, the NASD filing fee and the NASDAQ National Market listing fee.

SEC registration fee	$10,928
NASD Filing fee	9,125
NASDAQ National Market listing fee	100,000
Printing and engraving expenses	250,000
Legal fees and expenses	900,000
Accounting fees and expenses	450,000
Blue Sky fees and expenses	20,000
Transfer agent and registrar fees and expenses	5,000
Miscellaneous	154,947

Total	$1,900,000

Item 14.     Indemnification of Directors and Officers.

      Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Alnylam has included such a provision in its Certificate of Incorporation.

      Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

      Our Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to Alnylam or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

      These provisions are permitted under Delaware law. Our Restated Certificate of Incorporation provides that:

•	we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

•	we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our Board of Directors; and

•	we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

      The indemnification provisions contained in our Restated Certificate of Incorporation and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

      In addition, we maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 15.     Recent Sales of Unregistered Securities.

      Set forth below is information regarding shares of common stock and preferred stock issued, and options and warrants granted, by the Registrant within the past three years. Also included is the consideration, if any, received by the Registrant for such shares, options and warrants and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

(1)	In July 2003, in connection with its acquisition of Alnylam Europe, AG, the Registrant issued an aggregate of 815,376 shares of its common stock to the former stockholders of Ribopharma AG in exchange for the outstanding shares of common stock of Alnylam Europe, AG and issued 49,496 shares of its common stock to former holders of Alnylam Europe, AG debt upon settlement of Alnylam Europe, AG accrued interest.

(2)	In July 2003, the Registrant issued and sold an aggregate of 3,000,010 shares of its Series A Preferred Stock to a group of eight investors at a price per share of $1.00. Upon the closing of this offering, these shares will convert into 1,578,949 shares of common stock. These investors consisted of Polaris Venture Partners III, Polaris Entrepreneurs Fund III, Polaris Founders Fund III, Abingworth BioVentures III A, Abingworth BioVentures III B, Abingworth BioVentures III C, Abingworth BioVentures Executives III and CHP II, L.P.

(3)	In July 2003, the Registrant issued and sold an aggregate of 16,561,845 shares of its Series B Preferred Stock to a group of 25 investors at a price per share of $2.50. Upon the closing of this offering, these shares will convert into 8,716,743 shares of common stock. These investors consisted of Polaris Venture Partners III, Polaris Entrepreneurs Fund III, Polaris Founders Fund III, Atlas Venture Fund V, Atlas Venture Parallel Fund V-A, Atlas Venture Parallel Fund V-B, Atlas Venture Entrepreneurs Fund V, Atlas Venture Fund VI, Atlas Venture Entrepreneur Fund VI, Atlas Venture Fund VI GmbH, Arch Venture Fund V, Arch Entrepreneurs Fund L.P., Arch V Entrepreneurs Fund, L.P., Abingworth BioVentures III A, Abingworth BioVentures III B, Abingworth BioVentures III C, Abingworth BioVentures Executives III, Cambridge Science Equities, CHP II, L.P., Phillip A. Sharp, Ph.D., Paul R. Schimmel, Ph.D. and John G. Conley.

(4)	In July 2003, the Registrant issued an aggregate of 881,845 shares of Series B Preferred Stock to a group of three institutions in connection with a certain license agreement. Upon the closing of this offering, these shares will convert into 464,128 shares of common stock. These institutions consisted of the Massachusetts Institute of Technology, the Whitehead Institute for Biomedical Research and Max Planck-Gesellschaft zur Förderung der Wissenschaften e.V.

(5)	In July 2003, the Registrant assumed the obligations of Alnylam U.S., Inc. under a warrant issued to Silicon Valley Bank to purchase 25,000 shares of Series B Preferred Stock at an exercise price of $2.50 per share. Upon the closing of this offering, this warrant will become exercisable for 13,157 shares of common stock at an exercise price of $4.75.

(6)	In September 2003, the Registrant issued and sold an aggregate of 1,000,000 shares of its Series C Preferred Stock to Merck & Co., Inc. at a price per share of $5.00. Upon the closing of this offering, these shares will convert into 526,315 shares of common stock.

(7)	In October 2003, the Registrant issued and sold an aggregate of 504,825 shares of its Series C Preferred Stock to a group of 17 investors at a price per share of $5.00. Upon the closing of this offering, these shares will convert into 265,697 shares of common stock. These investors included Polaris Venture Partners III, Polaris Entrepreneurs Fund III, Polaris Founders Fund III, Atlas Venture Fund V, Atlas Venture Parallel Fund V-A, Atlas Venture Parallel Fund V-B, Atlas Venture Entrepreneurs Fund V, Atlas Venture Fund VI, Atlas Venture Entrepreneur Fund VI, Atlas Venture Fund VI GmbH, Arch Venture Fund V, Arch V Entrepreneurs Fund, Abingworth BioVentures III A, Abingworth BioVentures III B, Abingworth BioVentures III C and Abingworth BioVentures Executives III.

(8)	On March 11, 2004, the Registrant issued and sold 1,666,667 shares of Series D Preferred Stock to Isis Pharmaceuticals, Inc. at a price per share of $6.00. Upon the closing of this offering, these shares will convert into 877,193 shares of common stock.

(9)	On March 30, 2004, the Registrant issued and sold warrants to purchase an aggregate of 100,000 shares of Series C Preferred Stock at an exercise price of $5.00 per share to Lighthouse Capital Partners V, L.P. and Lighthouse Capital Partners IV, L.P. Upon the closing of this offering, these shares will convert into 52,630 shares of common stock at an exercise price of $9.50.

(10)	Through April 30, 2004, the Registrant has granted stock options under its stock option plans for an aggregate of 1,987,167 shares of Common Stock (net of exercises, expirations and cancellations) at exercise prices of $.19 to $0.95 per share. Options to purchase 196,463 shares of Common Stock have been exercised for an aggregate purchase price of $133,987.

      No underwriters were involved in the foregoing sales of securities. The securities described in paragraph 1 of Item 15 were issued to a combination of foreign and U.S. investors in reliance upon exemptions from the registration provisions of the Securities Act set forth in Section 3(b) and Regulation S. The securities described in paragraphs 2 through 9 of Item 15 were issued to a combination of foreign and U.S. investors in reliance upon exemptions from the registration provisions of the Securities Act set forth in Section 4(2) or Regulation S thereof relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of shares of our convertible preferred stock described above represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. Such purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration.

      The issuance of stock options and the common stock issuable upon the exercise of such options as described in paragraph 10 of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act.

      All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of common stock described in this Item 15 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16.     Exhibits and Financial Statement Schedules.

      (a) Exhibits

Exhibit
No.	Description

1.1*	Form of Underwriting Agreement
3.1	Certificate of Incorporation of the Registrant, as amended
3.2*	Bylaws of the Registrant
3.3*	Restated Certificate of Incorporation of the Registrant to be effective upon closing of the offering
3.4*	Amended and Restated Bylaws of the Registrant to be effective upon closing of the offering
4.1*	Specimen certificate evidencing shares of common stock
5.1*	Opinion of Hale and Dorr LLP
10.1*	2002 Employee, Director and Consultant Stock Plan, as amended, together with forms of Incentive Stock Option Agreement, Non-qualified Stock Option Agreement and Restricted Stock Agreement
10.2*	2003 Employee, Director and Consultant Stock Plan, as amended, together with forms of Incentive Stock Option Agreement, Non-qualified Stock Option Agreement and Restricted Stock Agreement
10.3*	2004 Stock Incentive Plan, together with forms of Incentive Stock Option Agreement and Nonstatutory Stock Option Agreement
10.4*	2004 Employee Stock Purchase Plan
10.5*	Registration Rights Agreement dated as of July 31, 2003 and amended as of October 9, 2003 and February 26, 2004 by and among the Registrant and the parties listed on Schedule A thereto
10.6*	Investor Rights Agreement dated as of September 8, 2003 and amended on February 26, 2004 by and between the Registrant and Merck & Co., Inc.
10.7*	Letter Agreement between the Registrant and John M. Maraganore, Ph.D. dated October 30, 2002
10.8*	Letter Agreement between the Registrant and Vincent J. Miles, Ph.D. dated June 16, 2003
10.9*	Letter Agreement between the Registrant and Thomas R. Ulich, M.D. dated June 15, 2003
10.10*	Letter Agreement between the Registrant and Barry E. Greene dated September 29, 2003
10.11*	Loan and Security Agreement by and between Lighthouse Capital Partners V, L.P. and the Registrant dated as of March 26, 2004, together with the Negative Pledge Agreement by and between Lighthouse Capital Partners V, L.P. and the Registrant dated as of March 26, 2004.
10.12*	Warrants to Purchase Preferred Stock effective as of March 30, 2004 issued to Lighthouse Capital Partners V, L.P. and Lighthouse Capital Partners IV, L.P.
10.13*	Warrant to Purchase Stock dated December 18, 2002 issued to Silicon Valley Bank
10.14*	Lease, dated as of August 5, 2003, between the Registrant and ARE-770/784/790 Memorial Drive, LLC, as amended
10.15*	Lease, dated as of September 26, 2003 by and between the Registrant and Three Hundred Third Street LLC
10.16†	License Agreement between Cancer Research Technology Limited and Alnylam U.S., Inc. dated July 18, 2003
10.17†*	License Agreement between the Carnegie Institution of Washington and Alnylam Europe, AG, effective March 1, 2002, as amended by letter agreements dated September 2, 2002 and October 28, 2003.
10.18†	License Agreement by and between the Cold Spring Harbor Laboratory and Alnylam U.S., Inc. dated December 30, 2003
10.19†	Co-exclusive License Agreement between Garching Innovation GmbH and Alnylam U.S., Inc. dated December 20, 2002, as amended by Amendment dated July 8, 2003, together with Indemnification Agreement by and between Garching Innovation GmbH and Alnylam Pharmaceuticals, Inc. effective as of April 1, 2004
10.20†	Co-exclusive License Agreement between Garching Innovation GmbH and Alnylam Europe, AG dated July 30, 2003

Exhibit
No.	Description

10.21†	Agreement between The Board of Trustees of the Leland Stanford Junior University and Alnylam U.S., Inc. effective as of September 17, 2003
10.22†	Research Collaboration and License Agreement by and among Merck & Co., Inc., Alnylam U.S., Inc. and Registrant dated September 8, 2003
10.23†	Sponsored Research Agreement among Mayo Foundation for Medical Education and Research, Mayo Clinic Jacksonville and Alnylam Pharmaceuticals, Inc. effective as of October 1, 2003
10.24†	Strategic Collaboration and License Agreement effective as of March 11, 2004 between Isis Pharmaceuticals, Inc. and the Registrant
10.25*	Investor Rights Agreement entered into as of March 11, 2004 by and between the Registrant and Isis Pharmaceuticals, Inc.
10.26*	Agreement between the Registrant and Perini Building Company, Inc. effective as of March 26, 2004
21.1*	Subsidiaries of the Registrant
23.1*	Consent of PricewaterhouseCoopers LLP, Independent Auditors
23.2*	Consent of PricewaterhouseCoopers Gesellschaft mit beschränkter Haftung Wirtschaftsprüfungsgesellschaft, Independent Auditors
23.3*	Consent of Hale and Dorr LLP (included in Exhibit 5.1)
24.1*	Power of Attorney

*	Previously filed.

†	Confidential treatment requested as to certain portions, which portions have been filed separately with the Securities and Exchange Commission.

     (b) Financial Statement Schedules.

      None

Item 17.	Undertakings.

      The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts on this 20th day of May, 2004.

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ JOHN M. MARAGANORE

John M. Maraganore, Ph.D.
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ JOHN M. MARAGANORE JOHN M. MARAGANORE, PH.D.		President, Chief Executive Officer and Director (Principal Executive Officer)	May 20, 2004

/s/ BARRY E. GREENE BARRY E. GREENE		Chief Operating Officer and Treasurer (Principal Financial and Accounting Officer)	May 20, 2004

* PETER BARRETT, PH.D.		Director	May 20, 2004

* JOHN BERRIMAN		Director	May 20, 2004

* JOHN CLARKE		Director	May 20, 2004

* PAUL SCHIMMEL, PH.D.		Director	May 20, 2004

* PHILLIP A. SHARP, PH.D.		Director	May 20, 2004

* KEVIN STARR		Director	May 20, 2004

* CHRISTOPH H. WESTPHAL, M.D., PH.D.		Director	May 20, 2004

*By:	/s/ JOHN M. MARAGANORE JOHN M. MARAGANORE, PH.D. Attorney-in-fact

EXHIBIT INDEX

Exhibit
No.	Description

1.1*	Form of Underwriting Agreement
3.1	Certificate of Incorporation of the Registrant, as amended
3.2*	Bylaws of the Registrant
3.3*	Restated Certificate of Incorporation of the Registrant to be effective upon closing of the offering
3.4*	Amended and Restated Bylaws of the Registrant to be effective upon closing of the offering
4.1*	Specimen certificate evidencing shares of common stock
5.1*	Opinion of Hale and Dorr LLP
10.1*	2002 Employee, Director and Consultant Stock Plan, as amended, together with forms of Incentive Stock Option Agreement, Non-qualified Stock Option Agreement and Restricted Stock Agreement
10.2*	2003 Employee, Director and Consultant Stock Plan, as amended, together with forms of Incentive Stock Option Agreement, Non-qualified Stock Option Agreement and Restricted Stock Agreement
10.3*	2004 Stock Incentive Plan, together with forms of Incentive Stock Option Agreement and Nonstatutory Stock Option Agreement
10.4*	2004 Employee Stock Purchase Plan
10.5*	Registration Rights Agreement dated as of July 31, 2003 and amended as of October 9, 2003 and February 26, 2004 by and among the Registrant and the parties listed on Schedule A thereto
10.6*	Investor Rights Agreement dated as of September 8, 2003 and amended on February 26, 2004 by and between the Registrant and Merck & Co., Inc.
10.7*	Letter Agreement between the Registrant and John M. Maraganore, Ph.D. dated October 30, 2002
10.8*	Letter Agreement between the Registrant and Vincent J. Miles, Ph.D. dated June 16, 2003
10.9*	Letter Agreement between the Registrant and Thomas R. Ulich, M.D. dated June 15, 2003
10.10*	Letter Agreement between the Registrant and Barry E. Greene dated September 29, 2003
10.11*	Loan and Security Agreement by and between Lighthouse Capital Partners V, L.P. and the Registrant dated as of March 26, 2004, together with the Negative Pledge Agreement by and between Lighthouse Capital Partners V, L.P. and the Registrant dated as of March 26, 2004.
10.12*	Warrants to Purchase Preferred Stock effective as of March 30, 2004 issued to Lighthouse Capital Partners V, L.P. and Lighthouse Capital Partners IV, L.P.
10.13*	Warrant to Purchase Stock dated December 18, 2002 issued to Silicon Valley Bank
10.14*	Lease, dated as of August 5, 2003, between the Registrant and ARE-770/784/790 Memorial Drive, LLC, as amended
10.15*	Lease, dated as of September 26, 2003 by and between the Registrant and Three Hundred Third Street LLC
10.16†	License Agreement between Cancer Research Technology Limited and Alnylam U.S., Inc. dated July 18, 2003
10.17†*	License Agreement between the Carnegie Institution of Washington and Alnylam Europe, AG, effective March 1, 2002, as amended by letter agreements dated September 2, 2002 and October 28, 2003.
10.18†	License Agreement by and between the Cold Spring Harbor Laboratory and Alnylam U.S., Inc. dated December 30, 2003
10.19†	Co-exclusive License Agreement between Garching Innovation GmbH and Alnylam U.S., Inc. dated December 20, 2002, as amended by Amendment dated July 8, 2003 together with Indemnification Agreement by and between Garching Innovation GmbH and Alnylam Pharmaceuticals, Inc. effective April 1, 2004

Exhibit
No.	Description

10.20†	Co-exclusive License Agreement between Garching Innovation GmbH and Alnylam Europe, AG dated July 30, 2003
10.21†	Agreement between The Board of Trustees of the Leland Stanford Junior University and Alnylam U.S., Inc. effective as of September 17, 2003
10.22†	Research Collaboration and License Agreement by and among Merck & Co., Inc., Alnylam U.S., Inc. and Registrant dated September 8, 2003
10.23†	Sponsored Research Agreement among Mayo Foundation for Medical Education and Research, Mayo Clinic Jacksonville and Alnylam Pharmaceuticals, Inc. effective as of October 1, 2003
10.24†	Strategic Collaboration and License Agreement effective as of March 11, 2004 between Isis Pharmaceuticals, Inc. and the Registrant
10.25*	Investor Rights Agreement entered into as of March 11, 2004 by and between the Registrant and Isis Pharmaceuticals, Inc.
10.26*	Agreement between the Registrant and Perini Building Company, Inc. effective as of March 26, 2004
21.1*	Subsidiaries of the Registrant
23.1*	Consent of PricewaterhouseCoopers LLP, Independent Auditors
23.2*	Consent of PricewaterhouseCoopers Gesellschaft mit beschränkter Haftung Wirtschaftsprüfungsgesellschaft, Independent Auditors
23.3*	Consent of Hale and Dorr LLP (included in Exhibit 5.1)
24.1*	Power of Attorney

*	Previously filed.

†	Confidential treatment requested as to certain portions, which portions have been filed separately with the Securities and Exchange Commission.